INVESTMENT MANAGER AGREEMENT

This INVESTMENT MANAGER AGREEMENT (this “Agreement”) made as of June 19, 2014, by and between City National Rochdale, LLC, a limited liability company organized under the laws of the state of Delaware (the “Adviser”) and All Financial Partners II LLC, a limited liability company organized under the laws of the state of Delaware (the “Investment Manager”), on behalf of the City National Rochdale Fixed Income Opportunities Fund (the “Fund”), a series of City National Rochdale Funds (the “Trust”):

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust issues shares (the “Shares”) of the Fund registered under the 1940 Act pursuant to a registration statement filed with the Securities and Exchange Commission (the “SEC”), as amended from time to time (the “Registration Statement”);

WHEREAS, the Investment Manager is an investment adviser registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and has filed notification filings under all applicable state securities laws;

WHEREAS, the Adviser is employed by the Trust, pursuant to an investment advisory agreement (the “Advisory Agreement”), to act as investment adviser for and to manage, or arrange for the management of, the investment and reinvestment of the assets of such portion of the assets of the Fund as the Adviser shall from time to time designate (the “Account”), to the extent requested by and subject to the supervision and control of, the Board of Trustees of the Trust (the “Board”);

WHEREAS, the Trust and the Adviser desire to retain the Investment Manager to render investment advisory services on a non-discretionary basis to the Account; and

WHEREAS, the Investment Manager is willing to provide investment advisory services to the Account, in the manner and on the terms and conditions set forth below;

NOW, THEREFORE, in consideration of their mutual promises, the Adviser and the Investment Manager agree as follows:

ARTICLE 1

Employment of Investment Manager

1.1          The Adviser hereby employs the Investment Manager to provide advice on a non-discretionary basis with respect to the investment and reinvestment of the assets which constitute life insurance policies and interests related thereto purchased through life settlement transactions (collectively, “Policies”) of the Account, to the extent requested by and subject to the supervision and control of, the Adviser and the Board for the period and upon the terms herein set forth.

1.2          The Investment Manager accepts such employment and agrees during such period at its own expense to render such services, and to assume the obligations herein set forth for the compensation herein provided.

1.3          The Investment Manager shall for all purposes be deemed to be an independent contractor, and unless otherwise expressly provided or authorized shall have no authority to act for or represent the Trust or the Fund in any way or otherwise be deemed an agent of the Trust, the Fund or the Adviser.

1.4          The services of the Investment Manager herein provided are not to be deemed exclusive and the Investment Manager shall be free to render similar services or other services to others so long as its services hereunder shall not be impaired thereby.

ARTICLE 2

Duties of Investment Manager

2.1          Investment Management Services.

(a)      Subject to the general supervision of the Board and the Adviser, the Investment Manager shall provide continuous non-discretionary investment advice with respect to Policies for the Account. In performing these duties, the Investment Manager shall:

(i)          perform research and obtain and evaluate pertinent economic, statistical, and financial data relevant to the investment policies of the Fund with respect to Policies as set forth in the Registration Statement;

(ii)          seek out specific investment opportunities with respect to Policies, consistent with any investment strategies approved by the Board;

(iii)          regularly report to the Board with respect to its activities in connection with this Agreement, including furnishing, within 60 days after the end of each calendar quarter, a statement of all purchases and sales of Policies during the quarter and a schedule of Policies held in the Account as of the end of the quarter;

(iv)          maintain all required accounts, records, memoranda, instructions or authorizations relating to Policies for the Account;

(v)          provide such information as is reasonably requested to assist in the determination of the net asset value of the shares of the Fund in accordance with applicable law; and

(vi)          not consult with any other sub-adviser of any other portion of the Fund or any other series of the Trust concerning transactions of the Fund or any other series of the Trust.

(b)          The Adviser acknowledges that the Investment Manager is acting on a non-discretionary basis and that the Adviser will be required to approve any recommendations with respect to Policies that the Adviser chooses to implement for the Fund.

(c)          The Investment Manager’s services shall be subject always to the control and supervision of the Adviser and the Board, the restrictions of the Agreement and Declaration of Trust (the “Declaration of Trust”) and Bylaws of the Trust, as amended from time to time, the provisions of the 1940 Act, the statements relating to the Fund’s investment objective or objectives, investment policies and investment restrictions as set forth in the then-current Registration Statement, and any applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”). The Adviser has furnished or will furnish the Investment Manager with copies of the Registration Statement, Declaration of Trust, and Bylaws as currently in effect and agrees during the continuance of this Agreement to furnish the Investment Manager with copies of any amendments or supplements thereto before or at the time the amendments or supplements become effective. The Investment Manager will be entitled to rely on all documents furnished by the Adviser.

(d)          The Adviser acknowledges that the Investment Manager undertakes no responsibility hereunder to ensure that the Fund continuously qualifies as a “regulated investment company” under Subchapter M of the Code or any successor provision, such responsibility being the Adviser’s. Upon request of the Adviser, the Investment Manager shall also make recommendations for the Account as to the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to the Account’s Policies shall be exercised. Should the Board at any time make any determination as to investment policy and notify the Investment Manager thereof, the Investment Manager shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked.

(e)          The Adviser will advise the Investment Manager on a prompt basis by electronic telecommunication or facsimile of each confirmed purchase and sale of a Policy specifying the name of the insured and other relevant terms as reasonably requested by the Investment Manager. The Adviser shall provide the Investment Manager with such other information regarding the assets of the Fund as the Investment Manager shall reasonably request in order to fulfill its obligations under this Agreement.

(f)          The Investment Manager shall inform the Adviser and the Board on a current basis of changes in investment strategy or tactics or key personnel. It shall also be the duty of the Investment Manager to furnish to the Board such information as may reasonably be necessary for the Board to evaluate this Agreement or any proposed amendments thereto for the purposes of casting a vote pursuant to Section 7.

(g)          The Investment Manager represents and warrants that it is in compliance with all applicable rules and regulations of the SEC pertaining to its investment advisory activities and agrees that it will conform with all applicable rules and regulations of the SEC pertaining to its investment advisory activities.

(h)          The Adviser represents and warrants that it is in compliance with all applicable rules and regulations of the SEC pertaining to its investment advisory activities and agrees that it will conform with all applicable rules and regulations of the SEC pertaining to its investment advisory activities.

(i)          The Investment Manager acknowledges and agrees that (i) the names “City National Rochdale” and “City National Rochdale Funds” are the property of the Adviser, and (ii) the Investment Manager will publicly disseminate information concerning the Fund and the Trust only if such information has been approved in advance by the Trust.

(j)          The Adviser acknowledges that the Investment Manager’s affiliate, Financial Life Services, LLC, a life settlement provider, is party to a servicing agreement with the Fund and receives separate compensation therefore. The Adviser represents and warrants that it has disclosed such arrangements to the Board and the Fund has disclosed such arrangements in the Registration Statement.

ARTICLE 3

Allocation of Charges and Expenses

3.1          The Investment Manager will bear its own costs of providing services hereunder. Other than as specifically indicated herein the Investment Manager shall not be responsible for the Fund's or the Adviser's expenses, including, without limitation: the day to day expenses related to the operation and maintenance of office space, facilities and equipment; expenses incurred in the organization of the Fund, including legal and accounting expenses and certain costs of registering securities of the Fund under federal securities law and qualifying for sale under state securities laws; any share redemption expenses; expenses of portfolio transactions; shareholder servicing costs; pricing costs; interest on borrowings by the Fund; charges of the custodian and transfer agent, if any; cost of auditing services; all taxes and fees; certain insurance premiums; investor services (including allocable personnel and telephone expenses); the cost of paying dividends and capital gains distributions and any extraordinary expenses, including litigation costs in legal actions involving the Fund, or costs related to indemnification of Trustees, officers and employees of the Trust.

3.2          The Fund shall be free to retain at its expense other persons to furnish it with any services whatsoever, including, without limitation, statistical, factual or technical information or advice.

ARTICLE 4

Compensation of the Investment Manager

4.1          For the services to be rendered as provided herein, the Adviser shall pay to the Investment Manager for each month of the Fund’s fiscal year on the last day of each such month a fee based upon the average daily net asset value of the Policies held in the Account, as determined pursuant to the Fund’s Registration Statement, at the following annual rate as a percentage of the average daily net asset value of the Policies held in the Account:

50 basis points (0.50%)

4.2          For the month and year in which this Agreement becomes effective or terminates there shall be an appropriate proration on the basis of the number of days that the agreement is in effect during the month and year respectively.

4.3          If the net asset value is not required to be determined on any particular business day, then for the purpose of the foregoing computations, the net asset value of a share as last determined shall be deemed to be the net asset value of a share as of the close of business on that day.

4.4          The Investment Manager agrees that in all matters relating to the management of the investment of the assets of the Fund, it will act in conformity with the Registration Statement, Declaration of Trust, and Bylaws of the Trust then in effect as provided to the Investment Manager in accordance with Section 2.1 (c).

ARTICLE 5

Limitations of Liability

5.1          The Investment Manager shall give the Fund the benefit of the Investment Manager’s best judgment and efforts in rendering services under this Agreement; provided, that the Investment Manager shall not be liable for any error of judgment or import of law, or for any loss suffered by the Trust or the Adviser in connection with the matters to which this Agreement relates, except loss resulting from: (i) willful misfeasance, bad faith or gross negligence on the part of the Investment Manager in the performance of its obligations and duties under this Agreement; or (ii) its reckless disregard of its obligations and duties under this Agreement. The terms of this Section 5.1 shall survive termination of this Agreement.

ARTICLE 6
Books and Records

6.1          In accordance with the requirements of Rule 3la-3 under the 1940 Act, the Investment Manager shall maintain separate books and detailed records pertaining to the Investment Manager’s provision of investment sub-advisory services to the Fund (the “Fund’s Books and Records”), including without limitation the records required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 3la-1 under the 1940 Act. The Fund’s Books and Records shall be available by overnight delivery of copies or for telecopying without delay to the Adviser during any day that the Fund is open for business. The Investment Manager shall preserve for the periods prescribed by Rule 3la-2 under the 1940 Act the Fund’s Books and Records.

6.2          The Investment Manager agrees that the Fund’s Books and Records which it maintains for the Fund in accordance with Rule 3la-3 under the 1940 Act are the property of the Trust and further agrees to surrender promptly to the Trust any such books, records or information upon the Trust’s reasonable request; provided, however, that the Investment Manager may maintain copies of such books and records. All such books and records shall be made available, within five business days of a written request, to the Trust’s independent registered public accounting firm during regular business hours at the Adviser’s offices. The Trust or its authorized representative shall have the right to copy any of the Fund’s Books and Records in the possession of the Investment Manager. Such books, records, information or reports shall be made available to properly authorized government representatives consistent with state and federal law and/or regulations. In the event of the termination of this Agreement, all such books, records or other information shall be returned to the Trust free from any claim or assertion of rights by the Investment Manager; provided, however, that the Investment Manager may maintain copies of such records.

6.3          The Investment Manager further agrees that it will not disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as authorized in this Agreement and that it will keep confidential any information obtained pursuant to this Agreement and disclose such information only if the Trust has authorized such disclosure, if such disclosure is required by federal or state regulatory authorities, or if such information is already in the public domain.

ARTICLE 7

Duration and Termination of this Agreement

7.1          This agreement shall not become effective unless and until the later of the time at which it is approved by the Board, including a majority of Trustees who are not parties to this Agreement or interested persons of any such party to this Agreement, or the time at which it is approved by a majority of the Fund’s outstanding voting securities as required by the 1940 Act. This agreement shall come into full force and effect on the later of such two dates. The agreement shall continue in effect for two years and shall thereafter continue in effect from year to year so long as such continuance is specifically approved at least annually by: (i) the Board, or by the vote of a majority of the Fund’s outstanding voting securities; and (ii) a majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

7.2          Termination.

(a)          This agreement may be terminated at any time, without penalty, by vote of the Board or by vote of the holders of a majority of such Fund’s outstanding voting securities, or by the Adviser or Investment Manager, on sixty (60) days’ written notice to the other party.

(b)          This agreement may be terminated at any time without the payment of any penalty by vote of the Board in the event that it shall have been established by a court of competent jurisdiction that the Investment Manager or any officer or director of the Investment Manager has taken any action which results in a breach of the covenants of the Investment Manager set forth herein.

(c)          This agreement shall automatically terminate in the event of its assignment.

ARTICLE 8

Amendments to this Agreement

8.1          This agreement may be amended by the parties only if such amendment is specifically approved by: (i) if required by law the vote of a majority of the Fund’s outstanding voting securities, and (ii) a majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

8.2          Notwithstanding anything herein to the contrary, this Agreement may be amended by the parties without the vote or consent of shareholders of the Fund to supply any omission, to cure, correct or supplement any ambiguous, defective or inconsistent provision hereof, or if they deem necessary to conform this Agreement to the requirements of applicable federal laws or regulations, but neither the Adviser or Investment Manager shall be liable for failing to do so.

ARTICLE 9
Notices

9.1          Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Adviser:

City National Rochdale, LLC

570 Lexington Avenue, 9th Floor

New York, NY 10022

Attn: Anthony Sozio

If to the Investment Manager:

All Financial Partners II LLC

7 Partridge Hollow Road

Greenwich, CT 06831

Attn: Michael Krasnerman

ARTICLE 10

Miscellaneous Provisions

10.1          Other Relationships. It is understood that the officers, Trustees, agents, shareholders and other affiliates of the Trust are or may be interested in the Adviser or Investment Manager as officers, directors, agents, shareholders, affiliates or otherwise, and that the officers, directors, shareholders, agents and other affiliates of the Adviser or Investment Manager may be interested in the Trust otherwise than as shareholders.

10.2          Definitions of Certain Terms. The terms “assignment,” “affiliated person” and “interested person”, when used in this Agreement, shall have the respective meanings specified in the 1940 Act. The term “majority of the outstanding voting securities” means the lesser of: (a) 67% or more of the votes attributable to Shares of the Fund or the Trust, as appropriate, present at a meeting if the holders of more than 50% of such votes are present or represented by proxy; or (b) more than 50% of the votes attributable to Shares of the Fund or the Trust, as appropriate.

10.3          Applicable Law.

(a)          This agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of Illinois without regard to conflicts of law principles or precedents.

(b)          This agreement shall be subject to the provisions of the Securities Act of 1933, as amended, the 1940 Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant and the terms hereof shall be interpreted and construed in accordance therewith.

10.4          Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

10.5          Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

10.6          Counterparts. This agreement may be executed simultaneously in multiple counterparts, each of which taken together shall constitute one and the same instrument.

10.7          Cooperation with Authorities. Each party hereto shall cooperate with the other party and all appropriate governmental authorities (including without limitation the SEC) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

10.8          Cumulative Rights. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

10.9          Compensation of Officers, Trustees and Employees. No Trustee, officer or employee of the Trust shall receive from the Trust any salary or other compensation as a Trustee, officer or employee of the Fund while at the same time holding a position as a director, officer, partner, member or employee of the Investment Manager. This paragraph shall not apply to consultants and other persons who are not regular members of the Investment Manager’s staff.

***Signature Page Follows***

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by their duly authorized officers all on the day and year first above written.

CITY NATIONAL ROCHDALE, LLC

By:	/s/ William O’Donnell
Name:	William O’Donnell
Title:	Director - Finance

ALL FINANCIAL PARTNERS II LLC

By:	/s/ Michael Krasnerman
Name:	Michael Krasnerman
Title:	Managing Member